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                                                                   EXHIBIT 23.1


                              INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement Nos. 33-46969 and 33-53422 of Day Runner, Inc. on Form S-8, in Registration Statement No. 33-67092 of Day Runner, Inc. on Form S-8, in Post-Effective Amendment No. 1 to Registration Statement No. 33-61186 of Day Runner, Inc. on Form S-3, and in Registration Statement Nos. 33-84036, 33-80819, 333-20247, 333-34887, 333-44627, and 333-69023 of Day Runner, Inc.
on Form S-8 of our report dated September 26, 2000 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company's ability to continue as a going concern), appearing in this Annual Report on Form 10-K of Day Runner, Inc. for the year ended June 30, 2000.



/s/ Deloitte & Touche LLP

Los Angeles, California

September 26, 2000